Exhibit 99.1

Press Release:

                      Preferred Voice Secures Contract From
               MetroPCS To Provide Complete Ringback Tone Platform


Callers Will Be Entertained While Waiting to Connect

Dallas, Texas, January 25, 2006 - Preferred Voice, Inc. (OTC BB: PFVI), a leading provider of mobile personalization and content services announced today that they have signed a contract with MetroPCS Communications, Inc., to provide their ringback tone platform. The Preferred Voice platform replaces the traditional ringing sound (or ringback) heard by the calling party when a call is connecting to a wireless, wireline, or broadband connection. Preferred Voice provides a complete end-to-end solution including the technology platform, proprietary ringback software, and a robust content library.

The application will enable MetroPCS subscribers to entertain callers who are waiting for them to answer by playing various types of music, movie sound clips, and greetings from numerous celebrities instead of the traditional `ring, ring'.

"The Preferred Voice ringback application will be a great addition to MetroPCS' catalogue of services," says Roger Linquist, CEO and President of MetroPCS.

"Our market-proven technology, expertise, and ability to personalize and customize services based on the carrier's requirements, gives us a clear advantage as we continue to expand our market leadership," said Preferred Voice's Vice President of Business Development Les Gay. "Ringback is just the latest trend in mobile entertainment and personalization services to capture the imagination of service providers and subscribers. We anticipate a new wave of applications that leverage music content and video targeting specific subscriber segments to deliver even more entertainment value to subscribers - and, of course, revenues to mobile operators."

About Preferred Voice

Based in Dallas, TX, Preferred Voice, Inc. (OTC BB: PFVI) is a pioneer and leader in the design, development and deployment of enhanced telephony services to telecommunications carriers globally. PVI's My Phone Services Suite includes tightly integrated products including Rockin' RingbackTM, Push-To-ConnectTM conferencing on demand, Emma PRTM the telephone receptionist, and a complete Content Suite of games, graphics, wallpapers, and ringtones. Preferred Voice solutions are designed with an intense focus on customers who derive strategic value from their networks. In turn, these carriers rely on Preferred Voice to create competitive advantage for their businesses. For more information visit www.preferredvoice.com.
----------------------

About MetroPCS Communications, Inc.

Dallas-based MetroPCS Communications, Inc. is a provider of wireless communications services. MetroPCS holds 23 licenses through its subsidiaries in the greater Miami, Tampa, Sarasota, Atlanta, San Francisco, Dallas, Detroit and Sacramento metropolitan areas. MetroPCS has over 1.5 million subscribers and offers customers flat rate plans with unlimited anytime local and domestic long distance minutes with no contract. MetroPCS is among the first wireless operators to deploy an all-digital network based on third generation infrastructure and handsets. For more information, visit the MetroPCS web site at www.metropcs.com.
   ----------------



Company contacts:

Preferred Voice Contact:                    MetroPCS Contact:
Les Gay                                     Diane McKenna
1+ 214.265.9580                             1+ 214.265.2595
les.gay@preferredvoice.com                  dmckenna@metropcs
--------------------------                  -----------------